UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 22, 2003



                             STAAR SURGICAL COMPANY
             (Exact name of registrant as specified in its charter)



         Delaware                        0-11634                95-3797439
(State or other jurisdiction)     (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)



1911 Walker Avenue, Monrovia, California                            91016
(Address of principal executive offices)                          (Zip Code)



                                 (626) 303-7902
              (Registrant's telephone number, including area code)

Item 4.  Changes in Registrant's Certifying Accountant

         (a) On August 22, 2003, STAAR Surgical Company ("STAAR") dismissed McGladrey & Pullen, LLP ("McGladrey"), its principal independent accountant. The decision to dismiss McGladrey was made by the Audit Committee of the Board of Directors of STAAR.

         McGladrey was engaged as STAAR's principal independent accountant on June 6, 2003, and during its engagement McGladrey has not issued a report on the financial statements of STAAR.

         During the period of McGladrey's engagement a disagreement as to accounting principles and financial statement disclosure arose among McGladrey, STAAR and STAAR's previous auditor, BDO Seidman, LLP ("BDO"), which disagreement was not resolved to the satisfaction of McGladrey. BDO had been STAAR's principal independent accountant between 1993 and May 30, 2003.

         On July 29, 2002, McGladrey informed the Audit Committee of the Board of Directors of STAAR that McGladrey had been reviewing certain promissory notes of former officers and directors (the "Notes"), which had been given in connection with the exercise of stock options. McGladrey informed the Audit Committee that based on a review of the relevant facts and circumstances, McGladrey had reached a preliminary conclusion that the Notes, which had historically been accounted for as full recourse notes, should instead have been accounted for as non-recourse notes. McGladrey confirmed its conclusion to STAAR on August 13, 2003, and informed BDO in writing of its conclusion on August 14, 2003. The determination that the Notes were non-recourse obligations would effectively result in the awards exercised with the Notes continuing to be accounted for as stock options rather than completed stock purchases. Because of the underlying terms of the initial awards and subsequent modifications to the Notes, McGladrey further believes that the awards related to the Notes should be accounted for under variable plan accounting. Accordingly, McGladrey believes that the financial statements previously audited by BDO as of and for fiscal years 2002, 2001 and 2000 may have been misstated and that accounting for the awards would require adjustment to those financial statements.

         On August 21, 2003, BDO completed an analysis of the accounting treatment of the Notes. BDO informed STAAR and McGladrey that it had no basis to conclude that STAAR's historical treatment of the Notes as full recourse obligations was incorrect and that a restatement based on a change in character of the Notes and variable plan accounting for the related awards would be incorrect. On August 21, 2003, McGladrey re-confirmed its conclusion that the Notes should be re-characterized as non-recourse obligations, that the related awards were subject to variable plan accounting, and that restatements would be necessary.

         After considering the information and analyses of the two firms, STAAR's management determined that its historical treatment of the Notes was correct, basing its decision on a number of factors, including the following:

         o Management believes that the Notes had always been regarded as full recourse obligations and that they had been accounted for according to their substance. Prior legal counsel had advised management that both STAAR's option plan and Delaware law would not permit the exercise of options for non-recourse notes.

         o Former management and present management have collected the full principal amount of mature Notes. Even in circumstances that made collection difficult, such as bankruptcy or litigation, current management has realized the full principal amount of $5.4 million of Notes (paid in cash or by surrender of stock) from the approximately $7.4 million owed at the time it assumed authority.

         o McGladrey was reluctant to identify the single specific triggering point or event which caused the character of the Notes to change, and in the opinion of management the conclusions that led McGladrey to determine that the Notes should be accounted for as non-recourse notes were subjective.

         o BDO afforded management direct access to a technical team in its national office with specific expertise in the area of accounting for compensation arrangements to review all of the pertinent facts surrounding the Notes.

         o BDO's technical team reached definitive conclusion that management's characterization of the Notes as full recourse obligations had not been contradicted by facts or circumstances, and that as a result variable plan accounting was not required and a restatement of the historic financial statements would be wrong.

         On August 22, 2003, the Audit Committee accepted the conclusions of management, dismissed McGladrey and re-engaged BDO to review its financial statements for the quarter ended July 4, 2003. The Audit Committee also determined that STAAR should seek the guidance of the Office of the Chief
Accountant of the SEC's Division of Corporation Finance as soon as possible regarding the subject matter of the disagreement and should be prepared to promptly make any restatements or adjustments required by such guidance.

         If  required,   the  characterization  of  the  Notes  as  non-recourse
obligations and the application of variable plan accounting to the related awards would have a material effect on STAAR's reported financial position and results of operations during recent periods. The adjustments would not affect STAAR's cash position or operations, but would have the following principal effects on the Company's financial statements:

         o The exercise of a stock option with a non-recourse note is treated as the grant of a new option or the continuation of the existing option, rather than a completed share purchase and, depending upon the terms of the notes, may be subject to variable plan accounting. Accordingly, the Company would record a compensation charge against earnings during each period in which a Note was unpaid and the value of the stock purchased with the Note exceeded the initial principal amount of the Note.

         o Prior reserves established for the possibility of default on the Notes were recorded as charges against income in 2000 and 2001 totaling $3.6 million. No reserve would have been required if the Notes had been accounted for as non-recourse. As a result, income would have been understated in 2000 and 2001 by the amount of such charges.

         o Certain amounts recorded as retained earnings on STAAR's balance sheet would be re-classified as paid-in capital.

         o STAAR reported accrued interest receivable on certain Notes as "other income" in the amount of $280,430 for the quarterly period ended April 4, 2003, and included $40,876 in accrued interest in the net income announced for the quarterly period ended July 4, 2003. The accrued interest would instead have been recorded as additional paid-in capital and income for the period would have been reduced by a like amount. Similar adjustments might have been necessary for other periods.

STAAR estimates the cumulative effect of these changes would have been non-cash charges and credits against income as follows:

                                               Pro Forma Estimated Compensation Expense
                                                         (In Thousands)
                        Cumulative
                          Through                 Fiscal Year Ending                            Quarterly Period Ending      Total
                         January 2   January 1,  December     December    December     January 3,    April 4,    July 4,  Cumulative
Period                     1998        1999      31, 1999    29, 2000    28, 2001        2003         2003       2003       Effect
------                     ----        ----      --------    --------    --------        ----         ----       ----       ------
Estimated increase
  (decrease) in net      $(29,099)   $17,507     $(4,437)     $(4,966)    $18,700         $97        $(1,391)    $(7,652)  $(11,241)
  income                                                                                                                   =========

         These estimates of the effect on net income have not been reviewed by either McGladrey or BDO, and are the estimates of STAAR management. If STAAR is required to adopt the accounting principles recommended by McGladrey, these estimates will be reviewed by STAAR's independent accountants, which could result in material changes to the estimated amounts.

         The disagreement between STAAR and McGladrey regarding accounting treatment of the Notes has not been resolved to the satisfaction of McGladrey and is the type of disagreement described in Item 304(a)(1)(iv) of Regulation S-K. STAAR has authorized McGladrey to respond fully to inquiries of BDO concerning the subject matter of the disagreement.

         STAAR has provided McGladrey with a copy of the above disclosures and requested that McGladrey furnish STAAR with a letter addressed to the Securities and Exchange Commission stating whether McGladrey agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from McGladrey will be provided as Exhibit 16.1 to an amendment to this report.

(b) On August 22, 2003, STAAR engaged BDO as its principal independent accountant. The decision to re-engage BDO was made by the Audit Committee upon the recommendation of management.

         During the two most recent fiscal years and the subsequent interim period prior to the re-engagement BDO, the only matter set forth in Item 304(a)(2)(i)-(ii) of Regulation S-K on which STAAR has consulted with BDO is the disagreement with McGladrey concerning the accounting treatment of the Notes, which is described above.

         This Report on Form 8-K contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include comments regarding the intent, belief or current expectations of STAAR and its management. The words "anticipates," "expects," "intends," "plans," variations thereof and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include the possibility of adjustments to STAAR's historical financial reports and the magnitude of those adjustments, if required, and the factors discussed in STAAR's other documents filed with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits. The following is a list of exhibits filed as a part of this report.

     Exhibit Number                    Description
     --------------                    -----------

          16.1* Letter of McGladrey & Pullen, LLP regarding change in independent auditors.

*To be filed by amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            STAAR SURGICAL COMPANY

Date:    August 25, 2003                    By:  /s/ John Bily
                                            ____________________________________
                                                 John Bily
                                                 Chief Financial Officer